Exhibit 99.1

Wellesley Bancorp, Inc. Shareholders Elect James J. Malerba As Director

WELLESLEY, Mass., May 23, 2019 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq: WEBK) (the "Company"), the parent company of Wellesley Bank (the "Bank"), today announced that the Company's shareholders have elected James J. Malerba to the Company's Board of Directors. Mr. Malerba has also been appointed to the Bank's Board of Directors.

Mr. Malerba was an Executive Vice President and Chief Financial Officer with Radius Bank from 2014 to 2018. Prior to his service at Radius Bank, Mr. Malerba was Executive Vice President, Chief Administrative Officer and Controller at State Street Bank from 2004 to 2014.

"We are very pleased to welcome James J. Malerba as a director of the Company and the Bank," said Thomas J. Fontaine, President and Chief Executive Officer of the Company and the Bank. "Jim's background as an executive serving in compliance and audit roles also provides the Board with significant financial and operational expertise. The Board believes that Jim's community banking, audit and accounting experience will be of great value to us as we approach $1 billion in assets, and beyond."

About Wellesley Bancorp

Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides personal, customized, premier banking services to successful people, families, businesses and Non-profit organizations. The bank has six full-service banking offices in Wellesley, Newton and Boston. Wellesley Investment Partners, a subsidiary of Wellesley Bank, provides wealth management services to individuals and families, private foundations and endowments. Wellesley Bank has been serving the Greater Boston Area for over 105 years.

CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, (781) 235-2550